UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2013 (September 30, 2013)

Tanke Biosciences Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53529	26-3853855
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Room 2801, East Tower of Hui Hao Building, No. 519 Machang Road Pearl River New City, Guangzhou, People’s Republic of China	510627
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +86-20-38859025

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐☐☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐☐☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐☐☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed on a Current Report on Form 8-K by Tanke Biosciences Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on February 13, 2013, the Company, as of February 10, 2013, was in default under the terms of the Company’s 8% Senior Convertible Notes (the “Notes”) issued to certain accredited investors (the “Investors”). The default was the result of the Company’s failure to pay to the Investors approximately $7.67 million in principal plus accrued interest due and payable on February 9, 2013 under the terms of the Notes.  Subsequently, the Company has released $229,018 from investor relations escrow to pay the accrued interest of $68,178 and principal of $160,839 to the Investors.

In a Current Report on Form 8-K filed by the Company with the SEC on August 29, 2013, the Company disclosed that it had, on August 23, 2013, entered into an amendment to the Notes (the “Amendment”) with Euro Pacific Capital, Inc. (the “Investor Representative”) which extends the repayment of principal under the Notes. This report should be read in conjunction with the August 29, 2013 Current Report on Form 8-K.

As of September 30, 2013, the Company was in default under the terms of the Amendment as a result of the Company’s failure to pay to the Investors $1 million principal amount prior to September 30, 2013. The Company has difficulty transferring funds from the People’s Republic of China (“PRC”) to the United States to repay the Notes due to strict foreign exchange control within PRC. Mr. Guixiong Qiu, the Chief Executive Officer and Chairman of the Company, tried to make the $1 million repayment from his own account to pay to the Investors prior to September 30, 2013. However, the funds have been seized by the authorities in PRC. Mr. Qiu had contacted relevant PRC authority to regain control of the $1 million funds but have not received determination from the authority. The Company may be obligated to pay back $1 million to Mr. Qiu and any penalty payment as determined by the PRC authority. The Company is in oral discussions with the investor representatives to determine a revised repayment schedule. There can be no assurance, however, that it will be successful.

As a result of the Company’s failure to pay the $1 million principal amount under the Amendment as of September 30, 2013, the outstanding principal balance of approximately $7.5 million plus accrued interest once again becomes due immediately and payable notwithstanding the Amendment and the Investors may exercise any other remedies the Investors may have under the transaction documents, at law or in equity. Additionally, the full amount of $460,206 of the Holders Registration Delay Payment (as defined in the Registration Rights Agreement among the parties dated as of the same date as the Notes) becomes due immediately and payable notwithstanding the waiver. As such failure has not been cured within 45 days, (i) interest is deemed to have accrued on the entire unpaid principal balance retroactively from the then missed payment due date and interest shall continue to accrue thereafter until the unpaid principal balance and all accrued interest thereon has been paid in full. In this case, interest on the then outstanding principal balance accrues at the rate of eight percent (8%) per annum, and (ii) the remaining 500,000 shares in escrow shall be immediately issued to the Holders.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
99.1	Letter, dated November 22, 2013, to Investors that invested in the Company’s February 9, 2011 financing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2013	TANKE BIOSCIENCES CORPORATION

	By:	/s/ Guixiong Qiu
		Name:	Guixiong Qiu
		Title:	Chief Executive Officer